Exhibit 99.1

Second Sight Reports First Quarter 2015 Financial Results

Sylmar, CA, May 13, 2015 – Second Sight Medical Products, Inc. (NASDAQ: EYES) ("Second Sight" or "the Company"), a developer, manufacturer and marketer of implantable visual prosthetics to provide functional vision to blind patients, today reported financial results for the three-month period ended March 31, 2015.

Company Highlights

•	Successfully implanted 19 Argus® II systems in the first quarter of 2015, the highest number for any quarter to date;
•	Net revenue increased 159% to $1.7 million in the first quarter of 2015, compared to $0.7 million in the prior year period;
•	Achieved positive gross margin even with a relatively small production volume;
•	Conducted first successful Orion™ I implant in an animal model;
•	Strengthened senior management team with Anthony “Tony” Moses as Commercial Vice President, Americas and James “Jim” Miller as Director of Manufacturing;
•	Signed exclusive distribution agreement for Argus II in Saudi Arabia with Gulf Medical; and,
•	Continued to demonstrate U.S. reimbursement progress and success in obtaining prior authorization for Medicare Advantage and commercial patients, contributing to the achievement of four covered implants this quarter.

“This was a strong quarter, highlighted by our record revenue of $1.7 million and 19 Argus II device implants,” said Dr. Robert Greenberg, President and CEO of Second Sight. “These significant gains versus the same period last year were driven by the addition of new implanting centers, notably in Italy and France, where major reimbursement wins last year enabled 10 new Argus II implants to occur in the first quarter. We currently have 25 active implanting centers, and are in ongoing discussions with more centers around the world. We are also gaining traction with respect to overall reimbursement in Europe and the Middle East, and continue to focus on securing additional coverage wins throughout the U.S. by educating physicians and patients who are seeking coverage, publishing of new clinical trial outcome data in peer reviewed literature, and submitting claims to gain coverage on a case-by-case basis.

“In 2015 and beyond, we believe ongoing growth will be driven by further penetration of the Argus II in our existing markets by increasing volume at current centers and expanding the number of implanting centers worldwide through entry into new geographic regions. We are also raising overall awareness among blind individuals who could benefit from the device,” continued Greenberg.

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“We remain steadfast in our commitment to further enhance and develop the Argus II product, while exploring its potential use in new indications that may expand our addressable market, including Age-related Macular Degeneration. In parallel, we are advancing our work on new products such as the Orion cortical prosthesis, which we expect will treat nearly all causes of blindness,” concluded Dr. Greenberg.

First Quarter 2015 Financial Results

Total revenue was $1.7 million for the first quarter of 2015, up 159% compared with $0.7 million in the first quarter of 2014. The increase was primarily due to a higher number of implanted Argus II retinal prostheses in the first quarter of 2015 when compared to the year-ago quarter. There were 19 Argus II retinal prostheses implanted in the first quarter of 2015, compared to six in the first quarter of 2014.

Gross profit was $0.4 million in the first quarter of 2015, compared to a gross loss of $71,000 in the first quarter of 2014. The improvement reflects the higher levels of production to meet demand during the first quarter of 2015, which allowed the Company to spread manufacturing overhead across more units, lowering the overall cost per unit.

Total operating expenses in the first quarter of 2015 were $5.4 million, compared with $4.4 million in the first quarter of 2014, reflecting the Company's increased investment in sales, marketing, and research and development, as well as costs associated with being a publicly-traded company.

Operating loss in the first quarter of 2015 was $5.0 million, compared to an operating loss of $4.5 million in the first quarter of 2014.

Net loss in the first quarter of 2015 improved to $5.0 million, or $0.14 per share, compared with a net loss of $6.4 million, or $0.28 per share, in the prior year quarter. The Company recorded non-cash charges of $0.6 million during the first quarter, compared with non-cash charges of $2.6 million during the first quarter of 2014.

Non-GAAP adjusted net loss in the first quarter of 2015, excluding non-cash expenses, was $4.4 million, or a non-GAAP net loss of $0.12 per share, compared to a non-GAAP adjusted net loss of $3.9 million, or $0.17 per share in the first quarter of 2014.

As of March 31, 2015, Second Sight had $29.7 million in cash, cash equivalents and investments, compared to $34.6 million as of December 31, 2014. In November 2014, the Company raised $34.2 million in net proceeds from its initial public offering.

2015 Objectives

•	Double the number of Centers of Excellence, over 2014, globally to drive further patient adoption.

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•	Secure additional insurance reimbursement coverage, with Medicare Administrative Contractors (MACs) across the U.S. and with other payers, in addition to other key markets globally.
•	Initiate and complete enrollment for Age-related Macular Degeneration Feasibility Clinical Trial.
•	Develop and test a pre-clinical Orion device.
•	Make significant advancements for the Argus II software upgrade scheduled for deployment in 2016.
•	Further expand the patent estate around new products and future development discoveries.

Conference Call

As previously announced, Second Sight management will host its first quarter conference call as follows:

Date	Wednesday, May 13, 2015

Time	4:30 PM EDT

Telephone U.S :	(800) 786-6018

International	(212) 231- 2927

Webcast (live and archive)	www.secondsight.com under the 'Investor Relations' section.

A replay of the conference call will be available for two weeks after the call's completion by dialing (800) 633-8284 (U.S.) or (402) 977-9140 (International). The conference ID for the replay is 21767100. The archived webcast will be available for 30 days via the aforementioned URL.

About the Argus II® Retinal Prosthesis System

Second Sight's Argus II System provides electrical stimulation that bypasses the defunct retinal cells and stimulates remaining viable cells inducing visual perception in individuals with severe to profound Retinitis Pigmentosa. The Argus II works by converting images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses, which are transmitted wirelessly to an array of electrodes implanted on the surface of the retina. These pulses are intended to stimulate the retina's remaining cells, resulting in the perception of patterns of light in the brain. The patient then learns to interpret these visual patterns, thereby regaining some visual function. The Argus II is the first artificial retina to receive widespread approval, and is offered at approved centers in Canada, France, Germany, Italy, Netherlands, Saudi Arabia, Spain, Switzerland, Turkey, United Kingdom and the United States.

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About Second Sight

Second Sight's mission is to develop, manufacture and market innovative implantable visual prosthetics to enable blind individuals to achieve greater independence. Second Sight has developed, and manufactures, the Argus® II Retinal Prosthesis intended to provide some useful vision to individuals with outer-retinal degenerations such as Retinitis Pigmentosa (RP). Patient enrollment is underway in a trial to test the safety and efficacy of the Argus II Retinal Prosthesis in patients with Dry Age-related Macular Degeneration. Second Sight is also developing the OrionTM I Visual Cortical Prosthesis to restore some vision to individuals who are blind due to causes other than preventable or treatable conditions. U.S. Headquarters are in Sylmar, CA, and European Headquarters are in Lausanne, Switzerland. For more information, visit www.secondsight.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created by those sections. All statements in this release that are not based on historical fact are "forward looking statements." These statements may be identified by words such as "estimates," "anticipates," "projects," "plans," or "planned," "seeks," "may," "will," "expects," "intends," "believes," "should," “could” and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future are forward-looking statements. While management has based any forward looking statements included in this release on its current expectations, we operate in a complex and changing domestic and international regulatory environment where new and unanticipated risks may arise, and consequently the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K as filed on March 17, 2015 and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Reconciliation to Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting Non-GAAP net loss and Non-GAAP net loss per share which are non-GAAP financial measures. Non-GAAP net loss and Non-GAAP net loss per share are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of our liquidity. In addition, the Company's definition of Non-GAAP net loss and Non-GAAP net loss per share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. Non-GAAP net loss and Non-GAAP net loss per share, as defined by the Company, represent net loss adjusted for non-cash stock-based compensation, interest expense on convertible notes and amortization of discount on convertible notes. Management believes that these non-GAAP financial measures provide useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results. For a full reconciliation of Non-GAAP net loss to the most comparable GAAP financial measures, please see the tables at the end of this press release.

Investor Relations:

Institutional Investors	Retail Investors
In-Site Communications, Inc.	MZ North America
Lisa Wilson, President	Matt Hayden, Chairman
T: 212-452-2793	T: 949-259-4896
E: lwilson@insitecony.com	E: matt.hayden@mzgroup.us

Media Relations:
Pascale Communications, LLC
Audra Friis
T: 631-462-1726
E: audra@pascalecommunications.com

Source: Second Sight Medical Products, Inc.

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SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash	$652,254	$619,411
Money market funds	29,086,778	33,999,563
Accounts receivable	1,295,391	707,648
Inventories, net	6,401,034	5,721,991
Prepaid expenses and other current assets	960,897	927,575
Total current assets	38,396,354	41,976,188
Property and equipment, net	1,001,222	1,004,646
Deposits and other assets	59,423	88,610
Total assets	$39,456,999	$43,069,444
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$414,424	$513,106
Accrued expenses	1,611,312	1,412,383
Accrued compensation expense	1,622,622	1,361,894
Accrued clinical trial expenses	486,703	488,910
Deferred revenue	805,312	599,904
Deferred grant revenue	4,057,491	4,075,000
Total current liabilities	8,997,864	8,451,197
Comittments and contingencies
Stockholders’ equity	30,459,135	34,618,247
Total liabilities and stockholders’ equity	$39,456,999	$43,069,444

Page 7 Second Sight Reports First Quarter 2015 Financial Results

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Net sales	1,700,082	656,726
Cost of sales	1,295,753	727,433
Gross profit (loss)	404,329	(70,707)
Operating expenses:
Research and development, net of grants	1,047,857	1,039,486
Clinical and regulatory	666,472	594,662
Selling and marketing	1,994,962	1,254,503
General and administrative	1,655,816	1,497,127
Total operating expenses	5,365,107	4,385,778
Loss from operations	(4,960,778)	(4,456,485)
Interest and other income, net	4,441	3,649
Interest expense on convertible notes and loan payable	—	(545,900)
Amortization of discount on convertible notes	—	(1,440,017)
Net loss	(4,956,337)	(6,438,753)
Net loss per common share – basic and diluted	$(0.14)	$(0.28)
Weighted average shares outstanding – basic and diluted	35,300,906	23,072,693

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SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Reconciliation of Non-GAAP Information to Most Comparable GAAP Measures

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Net loss
	$(4,956,337)	$(6,438,753)

Add back non-cash charges:
Stock-based compensation	568,429	595,811
Interest expense on convertible notes	—	545,900
Amortization of discount on convertible notes	—	1,440,017
Non-GAAP net loss	$(4,387,908)	$(3,857,025)

Net loss per share	$(0.14)	$(0.28)

Add back non-cash charges:
Stock-based compensation	0.02	0.03
Interest expense on convertible notes	—	0.02
Amortization of discount on convertible notes	—	0.06
Non-GAAP net loss per share	$(0.12)	$(0.17)